Exhibit 99.1

KONTOOR BRANDS REPORTS PRELIMINARY 2024 FOURTH QUARTER RESULTS

•Fourth quarter 2024 revenue of approximately $699 million increased 4 percent compared to prior year (5 percent on a constant currency basis)
•Fourth quarter 2024 reported gross margin of approximately 43.7 percent. Adjusted gross margin of approximately 44.7 percent increased 160 basis points compared to prior year on an adjusted basis, excluding the out-of-period duty charge in that period
•Fourth quarter 2024 reported EPS of approximately $1.14. Adjusted EPS of approximately $1.38 increased 2 percent compared to prior year on an adjusted basis, excluding the out-of-period duty charge in that period. Adjusted EPS in the prior year was positively impacted by a discrete tax benefit. Excluding these impacts, fourth quarter 2024 adjusted EPS increased approximately 23 percent
•Full year 2024 cash flow from operations of approximately $368 million
•Inventory at year end 2024 of approximately $390 million decreased 22 percent compared to prior year

GREENSBORO, N.C. - February 19, 2025 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported preliminary financial results for its fourth quarter ended December 28, 2024.

“I am pleased with our strong finish to the year, driven by better-than-expected revenue, earnings, and cash generation,” said Scott Baxter, President, Chief Executive Officer and Chairman of Kontoor Brands. “Full year 2024 was an incredible year for Kontoor, driven by consistent execution, investments in our brands, and the remarkable efforts of our global team. Supported by the benefits of Project Jeanius and the acquisition of Helly Hansen announced this morning, as we look ahead to 2025 we are well positioned to deliver another year of strong returns and value creation.”

Webcast Information

Kontoor will release its fourth quarter and full fiscal year 2024 financial results on Tuesday, February 25, 2025, at approximately 6:50 a.m. ET. Following the news release, Kontoor management will host a conference call at approximately 8:30 a.m. ET to review results.

The conference call will be broadcast live and accessible at kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

The Company has not yet filed its Annual Report on Form 10-K for the year ended December 28, 2024. Accordingly, all financial results described in this press release should be considered unaudited preliminary results until such time as the Company files its Form 10-K on or prior to the due date.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2024 represent charges related to business optimization activities and actions to streamline and transfer select production within our internal manufacturing network. Adjustments during 2023 represent charges related to strategic actions taken by the Company to drive efficiencies in our operations, which included reducing our global workforce, streamlining and transferring select production within our internal manufacturing network and optimizing and globalizing our operating model. Additional information regarding adjusted amounts is provided in notes to the supplemental preliminary financial information included with this release.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental preliminary financial information included with this release that identifies and quantifies all reconciling adjustments and provides management’s view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures, distributes, and licenses superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including elevated interest rates, moderating inflation, fluctuating foreign currency exchange rates, global supply chain issues and inconsistent consumer demand, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; potential difficulty in completing the acquisition of Helly Hansen, in successfully integrating it and/or in achieving the expected growth, cost savings and/or synergies from such acquisition; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; changes to trade policy, including tariff and import/export regulation; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; potential challenges with the Company’s implementation of Project Jeanius; the Company’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss or maintain operational performance; ability to properly collect, use, manage and secure consumer and employee data; legal, regulatory, political and economic risks; the impact of climate change and related legislative and regulatory responses; stakeholder response to sustainability issues, including those related to climate change; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases. Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment.

More information on potential factors that could affect the Company’s financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Corporate Development, Strategy, and Investor Relations
Michael.Karapetian@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

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KONTOOR BRANDS, INC.
Supplemental Preliminary Financial Information
Reconciliation of Preliminary GAAP and Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended December
(Dollars in millions, except per share amounts)	2024	2023

Preliminary net revenues - as reported under GAAP	$699	$670

Preliminary cost of goods sold - as reported under GAAP	$394	$390
Preliminary restructuring and transformation costs (a)	(7)	(3)
Preliminary adjusted cost of goods sold	$387	$387

Preliminary gross margin - as reported under GAAP	$306	$279
As a percentage of preliminary net revenues	43.7%	41.7%

Preliminary adjusted gross margin	$313	$283
As a percentage of preliminary net revenues	44.7%	42.2%

Preliminary diluted earnings per share - as reported under GAAP	$1.14	$1.21
Preliminary restructuring and transformation costs (a)	0.24	0.07
Preliminary adjusted diluted earnings per share	$1.38	$1.28
Preliminary Unaudited GAAP and Adjusted Financial Information: The preliminary unaudited financial information included in the table above is approximate and subject to change. This information has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. Amounts herein may not recalculate due to the use of unrounded numbers.
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended December 2024, preliminary restructuring and transformation costs included approximately $10 million related to business optimization activities and approximately $7 million related to streamlining and transferring select production within our internal manufacturing network. Total preliminary restructuring and transformation costs resulted in a corresponding tax impact of approximately $4 million.
During the three months ended December 2023, restructuring costs included $3.3 million related to streamlining and transferring select production within our internal manufacturing network, $1.5 million related to optimizing and globalizing our operating model and $0.7 million related to reductions in our global workforce. Total restructuring costs resulted in a corresponding tax impact of $1.5 million.

KONTOOR BRANDS, INC.
Supplemental Preliminary Financial Information
Preliminary Net Revenues – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended December 2024
	As Reported	Adjust for Foreign
(In millions)	under GAAP	Currency Exchange	Constant Currency
Preliminary net revenues	$699	$3	$702
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
Preliminary constant currency net revenues should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.